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FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende	General Info:	Marilynn Meek (212) 827-3773
Senior Vice President - Finance	Investor Info:	Scott Eckstein (212) 827- 3776
COMFORCE Corporation
(516) 437-3300
bende@comforce.com

FOR IMMEDIATE RELEASE
March 24, 2009

COMFORCE CORPORATION ANNOUNCES
FOURTH QUARTER 2008 AND FULL YEAR RESULTS

•	Company reports record sales for fourth quarter and full year 2008
•	Record full year income from continuing operations before income taxes
•	Interest expense declines $879,000 for quarter and $3.3 million for full year

Woodbury, NY –March 24, 2009– COMFORCE Corporation (NYSE Amex: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for the fourth quarter ended December 28, 2008.

Revenues for the quarter rose 6.6% to $154.2 million, compared to $144.7 million for the fourth quarter of last year.    The increase in revenues was primarily due to the continued growth at the Company’s Human Capital Management segment, consisting of PRO® Unlimited, where revenues increased $9.7 million or 10.9% over the fourth quarter of 2007.  In addition, PRO reported gross profit for the quarter of $13.7 million, compared to $12.1 million for the fourth quarter of 2007. Staff Augmentation revenues increased by $191,000 due primarily to an increase in services provided to Information Technology customers which was partially offset by a decrease in services provided to Technical Services customers.

COMFORCE’s gross profit for the fourth quarter of 2008 was $24.7 million, or 16.0% of sales, compared to $24.0 million, or 16.6% of sales in the fourth quarter of 2007.

Operating income for the fourth quarter was $4.6 million, compared to operating income of $4.0 million in the fourth quarter of 2007.

Interest expense was $869,000 in the fourth quarter of 2008, compared to $1.7 million in the prior year’s fourth quarter.  This decrease was primarily due to the Company’s retirement and redemption of $22.9 million of 12% Senior Notes since the beginning of 2007, including the final redemption of $5.2 million principal amount of Senior Notes in August 2008.

Other expense, net, for the fourth quarter of 2008 of $442,000 principally consists of losses on foreign currency exchanges, as compared to other expense, net, for the fourth quarter of 2007 of $59,000 also, principally consisting of losses on foreign currency exchanges.

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Income from continuing operations before income taxes was $3.3 million for the fourth quarter of 2008, compared to $2.2 million for the same period last year.

The Company recorded a tax provision of $1.4 million in the fourth quarter of 2008, compared to a tax provision of $977,000 in the fourth quarter of 2007.

Net income for the fourth quarter was $1.9 million, or $0.10 per basic and $0.06 per diluted share, compared to net income of $2.2 million, including $1.0 million from discontinued operations, or $0.11 per basic share and $0.07 per diluted share for the fourth quarter of 2007.

Full Year Results

COMFORCE reported revenues of $606.6 million for the fiscal year ended December 28, 2008, compared to revenues of $586.7 million for the fiscal year ended December 30, 2007, an increase of 3.4%.   The Company’s revenues for the full year continued to be favorably impacted by the performance of PRO Unlimited, where revenues increased $25.8 million or 7.1%. PRO recorded gross profit of $51.7 million for the full year of 2008, compared to $47.9 million for the full year of 2007.

The Company’s gross profit for fiscal year 2008 was $96.4 million, or 15.9% of revenues, compared to $92.6 million, or 15.8% of revenues for fiscal year 2007.

Operating income for the year was $16.2 million, compared to operating income of $15.8 million for 2007.

Interest expense for fiscal 2008 was $4.4 million, compared to $7.7 million for the prior year period, principally due to the repurchase and redemption of the 12% Senior Notes mentioned above.

Other expense, net, for full year 2008 of $1.1 million, principally consists of losses on foreign currency exchanges, as compared to other income of $644,000, principally consisting of gains on foreign currency exchanges for the same period in 2007.

COMFORCE reported income from continuing operations before income taxes for fiscal 2008 of $10.4 million, compared to $8.3 million for fiscal 2007.  The Company recorded a tax provision of $4.5 million in fiscal 2008, compared to a tax provision of $3.3 million for the same period last year.

The Company reported net income of $5.9 million, or $0.28 per basic share and $0.18 per diluted share for fiscal 2008, compared to net income of $6.0 million, including $1.0 million from discontinued operations, or $0.29 per basic share and $0.19 per diluted share for fiscal 2007.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "We are most pleased with our performance for the quarter and full year, especially given the increasing severity of the current economic environment over the course of the year. PRO Unlimited continued to be a major factor in our growth primarily due to the increase in services provided to new customers.   We also remain enthusiastic about our Healthcare Support division which includes RightSourcing®.  Revenues in this segment increased 10.7% for the full year.

“Over the past decade we have seen a trend for companies to rely increasingly on providers of human capital management, such as those provided by PRO and RightSourcing and believe they continue to represent excellent growth potential.”

Mr. Fanning concluded, "I am sure most of us will agree that there is virtually no visibility as to when we might begin to see an improving economy. We, like most other companies in the U.S. and worldwide, are experiencing to various degrees the spreading effects of this environment, and we are not immune to the distress in the labor markets.  As a conservatively managed company, we have taken and continue to take steps to position COMFORCE to withstand bad times and prosper in good times, including the extinguishment of our public debt, the containment of costs and the focus of our business on areas we believe will continue to grow and be in demand, such as PRO Unlimited and RightSourcing.

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COMFORCE Corporation will hold an investor conference call to discuss the Company’s financial and operational results at 2:00 p.m. Eastern Time on March 24, 2009.  Investors will have the opportunity to listen to the conference call through the Internet at www.fulldisclosure.com.  To listen to the live call, please go to the web site at least 15 minutes before the start of the call.  For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for replay.

About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support, technical and engineering, information technology, telecommunications and other staffing needs.  We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary.  The Staff Augmentation segment provides Healthcare Support Services, including RightSourcing Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, particularly in light of the current global economic crisis that has been marked by dramatic and rapid shifts in market conditions and government responses, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•
the current banking crisis has created a tightening of the credit markets coupled with increasing interest rates, which, if these conditions persist or deteriorate, could significantly increase our interest expense and make it more difficult and costly for us to refinance or extend our credit facility at its maturity in July 2010;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;

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•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;

•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;

•	our inability to keep pace with rapid changes in technology in our industry;

•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;

•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;

•
as a result of covenants and restrictions in the documents governing our bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value;

•	unfavorable press or analysts’ reports concerning our industry or our company could negatively affect the perception investors have of our company and our prospects; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 30, 2007 and our quarterly report on Form 10-Q for the quarter ended September 28, 2008 (copies of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 28, 2008	December 30, 2007	December 28, 2008	December 30, 2007

Net sales of services	$154,235	$144,719	$606,636	$586,685

Costs and expenses:
Cost of services	129,537	120,705	510,188	494,104
Selling, general and administrative expenses	19,151	19,214	77,129	74,012
Depreciation and amortization	919	785	3,156	2,803

Total costs and expenses	149,607	140,704	590,473	570,919

Operating income	4,628	4,015	16,163	15,766

Other (expense) income:
Interest expense	(869)	(1,748)	(4,400)	(7,669)
Loss on debt extinguishment	–	(19)	(278)	(443)
Other (expense) income, net	(442)	(59)	(1,064)	644
	(1,311)	(1,826)	(5,742)	(7,468)

Income from continuing operations before income taxes	3,317	2,189	10,421	8,298
Provision for income taxes	1,369	977	4,535	3,309

Income from continuing operations	1,948	1,212	5,886	4,989

Income from discontinued operations, net	–	1,000	–	1,000

Net income	$1,948	$2,212	$5,886	$5,989

Dividends on preferred stock	251	251	1,005	1,005

Net income available to common stockholders	$1,697	$1,961	$4,881	$4,984

Basic income per common share:

Income from continuing operations	$0.10	$0.06	$0.28	$0.23
Income from discontinued operations	–	0.05	–	0.06
Basic income per common share	$0.10	$0.11	$0.28	$0.29

Diluted income per common share:

Income from continuing operations	$0.06	$0.04	$0.18	$0.16
Income from discontinued operations	–	0.03	–	0.03
Diluted income per common share	$0.06	$0.07	$0.18	$0.19

Weighted average common shares outstanding, basic	17,388	17,388	17,388	17,385
Weighted average common shares outstanding, diluted	33,147	32,433	32,580	31,870

COMFORCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 28, 2008 and December 30, 2007
(in thousands, except share and per share amounts)

	December 28,	December 30,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$6,137	6,654
Accounts receivable, less allowance of $92 in 2008 and $129 in 2007	140,763	118,163
Funding and service fees receivable, less allowance of $20 in 2008 and $44 in 2007	8,941	13,101
Prepaid expenses and other current assets	3,014	4,408
Deferred income taxes, net	353	388
Total current assets	159,208	142,714

Deferred income taxes, net	–	164
Property and equipment, net	10,057	7,723
Deferred financing costs, net	213	480
Goodwill	32,073	32,073
Other assets, net	185	230

Total assets	$201,736	183,384

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$2,675	2,376
Short-term debt (related party)	1,778	–
Accrued expenses	131,441	105,825
Total current liabilities	135,894	108,201

Long-term debt (including related party debt of $1,644 in 2007)	68,200	83,858
Deferred income taxes, net	1,074	–
Other liabilities	401	828

Total liabilities	205,569	192,887

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,387,560 and 17,387,553 shares issued and outstanding in 2008 and 2007, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at December 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,850 at December 28, 2008 and $8,389 at December 30, 2007	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at December 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $714 at December 28, 2008 and $676 at December 30, 2007	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at December 28, 2008 and December 30, 2007, with an aggregate liquidation preference of $8,790 at December 28, 2008 and $8,284 at December 30, 2007	10,264	10,264
Additional paid-in capital	48,406	48,356
Accumulated other comprehensive loss	(522)	(256)
Accumulated deficit	(66,972)	(72,858)

Total stockholders’ deficit	(3,833)	(9,503)

Total liabilities and stockholders’ deficit	$201,736	183,384

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